UNITED STATES                                       OMB APPROVAL
            SECURITIES AND EXCHANGE             COMMISSION OMB NUMBER: 3235-0058
                Washington, D.C.                  Average estimated burden hours
                                                     per response...........2.50
                                   FORM 12B-25

                                                                 SEC FILE NUMBER
NOTIFICATION OF LATE FILING                                          000-26461

(Check one): X Form 10-K    Form 11-K    Form 20-F      Form 10-Q     Form N-SAR
            ---          ---          ---           ----           ---

           For Period Ended:  December 31, 2002
                              ------------------

Read Instructions (on back page) Before Preparing Form. Please Print or Type.

Nothing in this Form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

GLOBAL VISION HOLDINGS, INC.
----------------------------
Full Name of Registrant


Snelling Travel, Inc.
-------------------------
Former Name if Applicable


7825 Fay Avenue  Suite 200
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Address of Principal Executive Officer (Street and Number)


La Jolla, CA 92037
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City, State and Zip Code


         (        (a)        The reasons  described in reasonable detail in Part
                             III of this form could not be eliminated  without
                             unreasonable effort or expense;
     X   (        (b)        The subject  annual report or semi-annual  report/
  ------                     portion  thereof will be filed on or before the
                             fifteenth calendar day  following  the  prescribed
                             due date or the subject  quarterly  report will be
                             filed on or before the fifth calendar day following
                             the prescribed due date; and
         (        (c)        The accountant's statement or other exhibit
                             required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

The Company and its accountants need additional time to finalize and analyze its financial statements and prepare Management's Discussion and Analysis of Financial Condition and Results of Operation.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification


     Jack Chang                            858                    229-0065
--------------------------------      ---------------        -----------------
(Name)                                 (Area Code)           (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no,
     identify report(s).   X yes       no
                         ---        ---
Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? yes X no
                                                                   ---     ---
If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                          GLOBAL VISION HOLDINGS, INC.
                   -------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 31, 2003                    By: /s/ Jack Chang
      ------------------                    ----------------------------------
                                            Jack Chang, President and Director


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


                              GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this Form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.